Exhibit 10.12

Genocea Biosciences

January 16, 2014

Dear Chip:

This letter agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Genocea Biosciences, Inc. (the “Company”), as amended and restated, effective as of the day immediately prior to the date of the initial public offering of the shares of the Company’s common stock.

1.                                      Position and Duties.  You shall continue to serve, on a full-time basis, as the Company’s President and Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”).  In addition to serving as the Company’s President and Chief Executive Officer, you shall continue to serve without further compensation as a director on the Board.  At such time as the Company’s stock is publicly traded, for so long as you remain employed by the Company as its President and Chief Executive Officer, the Company agrees to propose to the shareholders of the Company at each annual meeting your election as a member of the Board and you shall so serve if elected or reelected.  At the time you cease to be the President and Chief Executive Officer of the Company for any reason you shall resign from the Board effective immediately upon such cessation.  You agree that while employed by the Company you shall devote your full business time and your best professional efforts to the performance of your duties and responsibilities to the Company; abide by all Company policies and procedures as in effect from time to time; perform all of the customary duties of your position, together with such other duties as may reasonably be assigned to you from time to time; and conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

2.                                      Compensation and Benefits.  During your employment, as compensation for all services performed by you for the Company and subject to the performance of your duties and responsibilities to the Company pursuant to this Agreement or otherwise, the Company will provide you with the following compensation and benefits:

(a).                              Base Salary.  The Company shall pay you a base salary at the rate of $399,432.82 per year in accordance with the Company’s standard payroll practices, as in effect from time to time.

(b).                              Annual Bonus Compensation.  You will be eligible to receive a discretionary, performance-based annual bonus with a target of up to 50% of your annual base salary.  Your annual bonus, if any, for any year will be determined by the Board or the Compensation Committee of the Board (the “Committee”) in accordance with the Company’s annual bonus plan as in effect from time to time and will be based on performance criteria established by the Board or the Committee.  Any bonus due to you hereunder will be paid not later than March 15th of the year following the year to which the bonus relates, subject to your continuous employment through the date the bonus is paid.  The foregoing shall be construed and applied so that any bonus payable to you hereunder qualifies as a “short-term deferral” under Section 409A.

(c).                               Benefits.  As an employee, you will also be eligible to participate in the Company’s standard employee benefit plans and programs as in effect from time to time for employees of the Company generally, except to the extent such plans or programs are duplicative of benefits otherwise provided to you under this Agreement (e.g., severance pay) or under any other agreement.  Your participation in such plans or programs will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(d).                              Vacation.  You will be entitled to four weeks of paid vacation, to be taken at such time or times as the needs of the Company’s business reasonably permit and in accordance with the Company’s policies from time to time in effect.  You will be allowed to carry over one week of unused vacation from one year to the next.

3.                                      At-Will Employment, Confidential Information, Invention Assignment, Non-Competition, and Non-Disclosure.  As a condition of your employment, you entered into an At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement with the Company on October 18, 2010 (the “Restricted Activities Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company and, non-disclosure of Company proprietary information and contains an agreement not to engage in competitive activities with the Company during the 12-month period following the termination of your employment for any reason. You also entered into a Non-Disclosure Agreement with the Company dated May 6, 2010 (the “Non-Disclosure Agreement”).  Your continued employment with the Company and the receipt of any severance payments or benefits under Section 5 of this Agreement are each conditioned upon and subject to your continued compliance with the Restricted Activities Agreement and the Non-Disclosure Agreement.

4.                                      Termination of Employment.  Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a).                              Termination for Cause.  The Company may terminate your employment for Cause, as defined below, upon notice to you setting forth in reasonable detail the nature of the Cause.  The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i).                                  the commission of, or indictment or conviction of, any felony or any other crime involving dishonesty;

(ii).                               participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company;

(iii).                            intentional and substantial damage to any property of the Company;

(iv).                           serious misconduct;

(v).                              unsatisfactory performance of your duties hereunder; or

(vi).                           your breach of any material provision of this Agreement, the Restricted Activities Agreement, or the Non-Disclosure Agreement.

Termination of your employment by the Company for Cause will result in no severance pay or benefits.

(b).                              Termination without Cause.  The Company may terminate your employment at any time other than for Cause upon written notice to you.

(c).                               Termination for Good Reason.  You may terminate your employment hereunder for Good Reason, as defined below, by providing written notice to the Company of the condition giving rise to the Good Reason, specifying in detail the basis for such claim of Good Reason, no later than 30 days following the occurrence of the condition, by giving the Company 30 days to remedy the condition and by terminating employment for Good Reason within 30 days thereafter if the Company fails to remedy the condition.  The following shall constitute “Good Reason” for termination by you:

(i).                                  a material and adverse diminution of your duties with the Company, or

(ii).                               a material breach by the Company of this Agreement;

(d).                              Termination without Good Reason.  You may terminate your employment with the Company other than for Good Reason at any time upon two weeks’ written notice to the Company.

(e).                               Termination Due to Death or Disability.  This Agreement shall automatically terminate in the event of your death during employment.  The Company may terminate your employment, upon notice to you, in the event you become disabled during employment through any illness, accident, injury or condition of either a physical or psychological nature and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement (notwithstanding the provision of any reasonable accommodation) for 180 days during any period of 365 consecutive calendar days.  If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company and such determination shall, for the purposes of this Agreement, be conclusive of the issue.  If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5.                                      Severance and other Matters Related to Termination.

(a).                              Termination by the Company without Cause or by you for Good Reason.  Subject to Section 5(b), Section 5(f) and Section 11, in the event that your employment is terminated by the Company without Cause pursuant to Section 4(b) or by you for Good Reason pursuant to Section 4(c), in addition to the Accrued Compensation (as defined below), which shall be paid at the time provided in Section 5(d) below, you shall be entitled to the following severance payments and benefits:

(i).                                  the Company shall continue to pay you your base salary, at the rate then in effect, for the 12-month period following the date on which your employment with the Company terminates in accordance with the Company’s standard payroll policy as then in effect; and

(ii).                               subject to your timely election to continue participation in the Company’s group health and dental plans under the federal law known as COBRA, or any successor law (“COBRA”), and only for so long as you are eligible for such coverage through COBRA, the Company shall pay you, on a monthly basis, an amount equal to the full monthly premium cost of such participation until the conclusion of the 12-month period following the date on which your employment with the Company terminates, or, if earlier, until the date you become eligible to enroll in such plans of any new employer.

(b).                              Termination by the Company without Cause or by you for Good Reason in connection with a Change of Control.  Subject to Section 5(f), and Section 11, in the event that your employment is terminated by the Company without Cause pursuant to Section 4(b) or by you for Good Reason pursuant to Section 4(c), in either case, within 12 months following a Change of Control, in addition to the Accrued Compensation (as defined below), which shall be paid at the time specified in Section 5(d) below, in lieu of the payments and benefits provided in Section 5(a) above, you shall be entitled to the following severance payments and benefits:

(i).                                  the Company shall continue to pay you your base salary, at the rate then in effect, for the 18-month period following the date on which your employment with the Company terminates in accordance with the Company’s standard payroll policy as then in effect;

(ii).                               subject to your timely election to continue participation in the Company’s group health and dental plans under COBRA, and only for so long as you are eligible for such coverage through COBRA, the Company shall pay you, on a monthly basis, an amount equal to the full monthly premium cost of such participation until the conclusion of the 18-month period following the date on which your employment with the Company terminates, or, if earlier, until the date you become eligible to enroll in such plans of any new employer; and

(iii).                            all outstanding and unvested stock options and other equity awards then held by you will become fully vested and exercisable and, with respect to any stock options then held by you, shall remain exercisable for the period of time set forth in the applicable grant agreement.

(c).                               Termination by the Company due to your Disability or due to your Death.  Subject to Section 5(f), and Section 11, in the event your employment with the Company is terminated by the Company due to your disability or is terminated due to your death, in either case, pursuant to Section 4(e), in addition to the Accrued Compensation (as defined below), the Company shall pay you at the same time as the Accrued Compensation is paid a pro-rata annual bonus for the year in which such termination of employment occurs, calculated by multiplying your target annual bonus for such year by a fraction, the numerator of which is the number of days you were employed during such year and the denominator of which is 365 (the “Pro-Rata Bonus”).

(d).                              Any Other Termination.  In the event your employment with the Company terminates for any reason other than by the Company without Cause pursuant to Section 4(b) or by you for Good Reason pursuant to Section 4(c) or by the Company due to your disability or due to your death pursuant to Section 4(e), the Company shall pay you on the first payroll date that follows the date of the termination of your employment the Accrued Compensation.  For purposes of this Agreement, “Accrued Compensation” means any base salary earned but not paid through the date of the termination of employment and an amount pertaining to any vacation time accrued for the calendar year but unused as of such date.

(e).                               Parachute Payments.

(i).                                  In the event of the consummation of a change in ownership or control within the meaning of Section 280G (a “280G Change in Control”) of the Company, if all or a portion of the payments and benefits under this Agreement, together with any other payments and benefits provided to you by the Company or its Affiliates (including, without limitation, any accelerated vesting of stock options and other equity awards) (the “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments (or portions thereof) being hereinafter referred to as the “Excess Parachute Payments”), you will be entitled to receive (A) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G (the “Limited Amount”), or (B) if the amount otherwise payable hereunder or otherwise (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax levied under Section 4999 of the Code (the “Excise Tax”)) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder or otherwise.

(ii).                               The determination as to whether the Total Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, the amount of any Excise Tax with respect thereto, and the amount of any reduction in Total Payments shall be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate (the “Accountants”).  In the event that any payments under this Agreement or otherwise are required to be reduced as described in Section 5(e)(i), the adjustment will be made, first, by reducing the amount of base salary payable pursuant to Section 5(a)(i) or Section 5(b)(i), as applicable; second, if additional reductions are necessary, by reducing the payment of COBRA premiums due to you pursuant to Section 5(a)(ii) or Section 5(b)(ii), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of stock option awards and other equity awards, if any, starting with those awards for which the amount required to be taken into account under Section 280G is the greatest.

(iii).                            In the event that there has been an underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(f).                                Release.  Any obligation of the Company to provide you severance payments or other benefits (including accelerated vesting of stock options and other equity awards) or any Pro-Rata Bonus under this Section 5 (for the avoidance of doubt, other than Accrued Compensation), is conditioned on your (or your legal representative, if applicable, in the case of a termination due to your disability pursuant to Section 4(e)) signing a release of claims in the form provided by the Company (the “Release”) following the termination of your employment within a period of time not to exceed 45 days from the date of such termination of employment, and on your (or your legal representative, if applicable) not revoking the Release within the revocation period provided therein following your (or your legal representative’s, if applicable) execution of the Release, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination.  Except as otherwise provided in Section 11 of this Agreement, any payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, with the first such payment (which shall be retroactive to the day immediately following the date of your termination of employment) due and payable as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is 60 days following the date your employment terminates.  Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is 60 days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment shall not be made prior to the first day of the second taxable year.  For the avoidance of doubt, if you (or your legal representative, if applicable) do not execute an Release within the period specified in this Section 5(f), or if you (or your legal representative, if applicable) revoke the executed Release within the time period permitted by law, you will not be entitled to any payments or benefits (including the accelerated vesting of stock options or other equity awards) or any Pro-Rata Bonus set forth in this Section 5 (other than the Accrued Compensation), any stock options and other equity awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to you, and neither the Company nor any of its Affiliates will have any further obligations to you under this Agreement or otherwise.  You agree to provide the Company prompt notice of your eligibility to participate in the health and, if applicable, dental, plan of any employer.  You further agree to repay any overpayment of health and, if applicable, dental, benefit premiums made by the Company hereunder.

(g).                               Survival, Conditions to Severance.  Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement and under the Restricted Activities Agreement and the Non-Disclosure Agreement.  The obligation of the Company to make payments to you or on your behalf under Section 5 of this Agreement is expressly conditioned upon (i) your continued full performance of your obligations under Section 3 hereof pursuant to the Restricted Activities Agreement and the Non-Disclosure Agreement and under any subsequent agreement between you and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like, and (ii) your (or your legal representative’s, if applicable, in the case of a termination due to your disability pursuant to Section 4(e)) execution and non-revocation of the Release as set forth in Section 5(f).

6.                                      Definitions.  For purposes of this Agreement, the following definitions apply:

(a).                              “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b).                              “Change of Control” means the first to occur of any of the following: (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any Person or entity or group of affiliated Persons or entities.

(c).                               “Code” means the Internal Revenue Code of 1986, as amended.

(d).                              “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e).                               “Section 280G” means Section 280G of the Code, together with the regulations thereunder.

(f).                                “Section 409A” means Section 409A of the Code, together with the regulations thereunder.

7.                                      Conflicting Agreements.  You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement.  You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  You further agree not to disclose or use on behalf of the Company any proprietary or confidential information of a third party, including that of any former employer, without such third party’s consent.

8.                                      Withholding; Other Tax Matters.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may determine it should withhold pursuant to any applicable law or regulation.

9.                                      Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with or into which the Company hereafter affects a reorganization, consolidates or merges, or to which it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon you and the Company and each of its respective successors, executors, administrators, heirs and permitted assigns.

10.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                               Section 409A.

(a).                              You and the Company agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and the regulations and guidance promulgated thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b).                              A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein) and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c).                               With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d).                              For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e).                               In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

12.                               Entire Agreement.  This Agreement, together with the Restricted Activities Agreement and the Non-Disclosure Agreement, sets forth the entire agreement between you and the Company and replaces and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, including, but not limited to, the letter agreement between you and the Company dated March 7, 2011.

13.                               Amendment.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, except by a written agreement signed by an authorized representative of the Company and you.

14.                               Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

15.                               Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Genocea Biosciences, Inc. at its principal place of business.

16.                               At-Will Employment.  The Company is excited about your continued service and looks forward to continuing a mutually beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period, and constitutes at-will employment.  You are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice.

If the foregoing is acceptable to you, please sign and date this letter in the spaces provided.  At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above.  The enclosed copy is for your records.

Sincerely,

/s/ Kevin Bitterman
		Name:	Kevin Bitterman
		Title:	Director and Chairman of the Compensation Committee

Agreed to and accepted,

Signature:	/s/ William D. Clark

Printed Name:	William D. Clark

Date: January 16, 2014

Enclosures
Duplicate Original Letter